EXHIBIT 99.1
NEWS RELEASE

For more information contact:
FEI Company
Fletcher Chamberlin
Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com

FEI Increases Cash Dividend by 108%
Quarterly Payment Increased From $0.12 to $0.25 per share
HILLSBORO, Ore., June 5, 2014 - Prior to its planned investor meeting in New York today, FEI Company (NASDAQ: FEIC) announced that the board of directors approved an increase in the quarterly cash dividends to its shareholders from $0.12 to $0.25 per share.
A $0.25 quarterly dividend per share of common stock will be paid on July 22 to all shareholders of record as of the close of business on July 9. The timing and amounts of future dividends are subject to determination and approval by FEI's board.
"FEI initiated a dividend two years ago at $.08 per share per quarter and increased it by 50% last year. Now we have increased it by 108% to an annualized amount of $1.00 per share. This increase in the cash dividend, combined with our organic growth initiatives, strategic acquisitions and ongoing share repurchases, underscores our commitment to enhance shareholder value over the long term," said Don Kania, president and CEO of FEI. "With over $500 million in cash and investments and our history of strong cash generation and consistent profits, we believe FEI has the financial strength to invest in the business for continued growth and return substantial cash to our shareholders.”
About FEI
FEI Company (Nasdaq: FEIC) designs, manufactures and supports a broad range of high-performance microscopy workflow solutions that provide images and answers at the micro-, nano- and picometer scales. Its innovation and leadership enable customers in industry and science to increase productivity and make breakthrough discoveries. Headquartered in Hillsboro, Ore., USA, FEI has over 2,600 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.
Safe Harbor Statement
This news release contains forward-looking statements that include statements regarding FEI’s plans to pay quarterly dividends and its ability to fund dividends, ongoing share repurchases, additional company growth and acquisitions. Factors that could affect these forward-looking statements include but are not limited to: a significant slowing in sales due to global economic conditions, geopolitical risks or other reasons; changes in tax laws applicable to cash dividends or share repurchases; unexpected significant costs related to additional merger and acquisition activity; unexpected costs which reduce operating margins and unexpected uses of cash for restructurings, working capital or other operating purposes. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.